KRONOS WORLDWIDE, INC. REPORTS FOURTH QUARTER 2025 RESULTS

DALLAS, TEXAS…March 9, 2026…Kronos Worldwide, Inc. (NYSE:KRO) today reported a net loss of $82.8 million, or $.72 per share, in the fourth quarter of 2025 compared to a net loss of $13.2 million, or $.12 per share, in the fourth quarter of 2024. For the full year of 2025, Kronos Worldwide reported a net loss of $110.9 million, or $.96 per share, compared to net income of $86.2 million, or $.75 per share, for the full year of 2024. Our net loss increased in the fourth quarter of 2025 compared to the fourth quarter of 2024 due to lower income from operations primarily due to higher unabsorbed fixed production costs resulting from production curtailments and lower average TiO2 selling prices somewhat offset by higher sales volumes. In addition, we recorded non-cash deferred income tax expense of $8.5 million ($.07 per share) related to the recognition of a valuation allowance on our German net deferred tax asset. Our net loss increased in the full year of 2025 compared to the full year of 2024 primarily due to higher unabsorbed fixed production costs resulting from production curtailments, lower average TiO2 selling prices, and higher distribution and warehousing costs. The increase in distribution and warehousing costs was primarily in the first quarter of 2025, when we positioned finished goods inventory in the U.S. in response to anticipated U.S. federal government tariff announcements. The full year of 2025 also included non-cash deferred income tax expense of $19.3 million ($.17 per share) related to German tax legislation enacted in the third quarter of 2025 and the fourth quarter recognition of a valuation allowance related to our German net deferred tax asset, as noted above. Comparability of our results are also impacted by the effects of changes in currency exchange rates. As previously reported, effective July 16, 2024, we acquired the 50% joint venture interest in Louisiana Pigment Company, L.P. (“LPC”) previously held by Venator Investments, Ltd. Prior to the acquisition, we held a 50% joint venture interest in LPC. Following the acquisition, LPC became a wholly-owned subsidiary of ours. In 2025, LPC merged into our wholly-owned subsidiary Kronos Louisiana, Inc. We accounted for the acquisition as a business combination. The results of operations of LPC have been included in our results of operations beginning as of the acquisition date. Net income for the full year of 2024 includes the recognition of a non-cash gain of $64.5 million ($50.9 million, or $.44 per share, net of income tax expense) associated with the remeasurement of our investment in LPC as a result of the acquisition.

Net sales of $418.3 million in the fourth quarter of 2025 were $4.8 million, or 1%, lower than in the fourth quarter of 2024. Net sales of $1.9 billion for the full year of 2025 were $27.7 million, or 1%, lower than the full year of 2024. Net sales decreased in the fourth quarter of 2025 compared to the fourth quarter of 2024 primarily due to the net effects of lower average TiO2 selling prices, higher sales volumes in our European markets, and changes in product mix, primarily due to lower sales volumes in our complementary businesses. Net sales decreased for the full year of 2025 compared to the same period in 2024 due to lower average TiO2 selling prices, partially offset by higher sales volumes, primarily in our European, North American and Latin American markets. We ended 2025 with average TiO2 selling prices 10% lower than the beginning of the year. Average TiO2 selling prices were 8% lower in the fourth quarter of 2025 as compared to the fourth quarter of 2024 and 4% lower for the full year of 2025 as compared to the full year of 2024. Fluctuations in currency exchange rates (primarily the euro) also affected comparisons, increasing net sales by approximately $13 million in the fourth quarter of 2025 and by approximately $24 million in the full year of 2025 as compared to the same prior year periods. The table at the end of this press release shows how each of these items impacted net sales.

Our TiO2 segment loss (see description of non-GAAP information below) was $59.4 million in the fourth quarter of 2025 compared to segment profit of $33.1 million in the fourth quarter of 2024. For the full year of 2025, our segment loss was $22.2 million compared to segment profit of $141.0 million in the full year of 2024. Segment profit decreased in the fourth quarter of 2025 compared to the fourth quarter of 2024 primarily due to the effects of higher unabsorbed fixed production costs resulting from reduced operating rates at our production facilities, lower average TiO2 selling prices and costs incurred related to workforce reduction initiatives of approximately $10.3 million. Cost of sales in the fourth quarter of 2025 includes approximately $54 million of unabsorbed fixed production and other manufacturing costs associated with production curtailments at our facilities. Segment profit decreased in the full year of 2025 compared to the full year of 2024 primarily due to lower income from operations resulting from approximately $111 million of unabsorbed fixed production costs recognized as a result of reduced operating rates at our production facilities, partially offset by lower production costs, primarily raw materials. We operated our production facilities at overall average capacities of 77% of practical capacity utilization in the full year of 2025 (93%, 81%, 80% and 55% in the first, second, third and fourth quarters of 2025, respectively) compared to 96% in full year of 2024 (87%, 99%, 92% and 97% in the first, second, third and fourth quarters of 2024, respectively). Fluctuations in currency exchange rates (primarily the euro) decreased our segment loss by approximately $3 million in the fourth quarter of 2025 and $8 million for the full year of 2025 compared to the same prior year periods.

Our net income (loss) before interest expense, income taxes and depreciation and amortization expense (EBITDA) (see description of non-GAAP information below) was ($57.9) million in the fourth quarter of 2025 compared to EBITDA of $41.7 million in the fourth quarter of 2024. For the full year of 2025, EBITDA was $16.1 million compared to $252.9 million for the full year of 2024. EBITDA comparisons between 2025 and 2024 were affected by non-cash gains in both periods. In 2025, EBITDA includes a $4.6 million non-cash gain resulting from the reduction of the LPC acquisition earn-out liability. In 2024, EBITDA includes a $64.5 million non-cash gain associated with the remeasurement of our investment in LPC, as discussed above. In addition, as noted above, EBITDA includes a charge of $10.3 million ($7.6 million, or $.06 per share, net of income tax expense) related to restructuring costs associated with workforce reductions recognized in the fourth quarter of 2025.

In the fourth quarter of 2025, we recognized a $9.0 million settlement loss ($.06 per share, net of income tax benefit) related to the termination of our U.S. pension plan. Interest expense for the full year of 2024 includes an aggregate charge related to a write-off of deferred financing costs of $1.5 million ($.01 per share, net of income tax benefit).

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, we continue to face many risks and uncertainties. The factors that could cause actual future results to differ materially include, but are not limited to, the following:

●	Future supply and demand for our products;
●	Our ability to realize expected cost savings from strategic and operational initiatives;
●	Our ability to integrate acquisitions into our operations and realize expected synergies and innovations;
●	The extent of the dependence of certain of our businesses on certain market sectors;
●	The cyclicality of our business;
●	Customer and producer inventory levels;
●	Unexpected or earlier-than-expected industry capacity expansion;
●	Changes in raw material and other operating costs (such as energy and ore costs);
●	Changes in the availability of raw materials (such as ore);
●	General global economic and political conditions that harm the worldwide economy, disrupt our supply chain, increase material and energy costs or reduce demand or perceived demand for our titanium dioxide pigments (“TiO2”) products or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, tariffs, natural disasters, terrorist acts, global conflicts and public health crises);
●	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions, certain regional and world events or economic conditions and public health crises);
●	Technology related disruptions (including, but not limited to, cyber-attacks; software implementation, upgrades or improvements; technology processing failures; or other events) related to our technology infrastructure (including manufacturing and accounting systems) that could impact our ability to continue operations, or at key vendors which could impact our supply chain, or at key customers which could impact their operations and cause them to curtail or pause orders;
●	Competitive products and substitute products;
●	Competition from Chinese suppliers with less stringent regulatory and environmental compliance requirements;

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●	Customer and competitor strategies;
●	Potential consolidation of our competitors;
●	Potential consolidation of our customers;
●	The impact of pricing and production decisions;
●	Competitive technology positions;
●	The introduction of new, or changes in existing, tariffs, trade barriers or trade disputes;
●	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar and between the euro and the Norwegian krone), or possible disruptions to our business resulting from uncertainties associated with the euro or other currencies;
●	Our ability to renew or refinance credit facilities or other debt instruments in the future;
●	Changes in interest rates;
●	Our ability to comply with covenants contained in our revolving bank credit facility;
●	Our ability to maintain sufficient liquidity;
●	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform;
●	Our ability to utilize income tax attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria;
●	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities);
●	Government laws and regulations and possible changes therein including new environmental, sustainability, health and safety, or other regulations (such as those seeking to limit or classify TiO2 or its use); and
●	Pending or possible future litigation or other actions.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed certain non-GAAP information which the Company believes provides useful information to investors:

●	The Company discloses segment profit (loss), which is used by the Company’s management to assess the performance of the Company’s TiO2 operations. The Company believes disclosure of segment profit (loss) provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance. The Company defines segment profit (loss) as net income (loss) before income tax expense (expense) and certain general corporate items. These general corporate items include corporate expense and the components of other income (expense) except for trade interest income; and
●	The Company discloses EBITDA, which is also used by the Company’s management to assess the performance of the Company’s TiO2 operations. The Company believes disclosure of EBITDA provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance. The Company defines EBITDA as net income (loss) before interest expense, income taxes and depreciation and amortization expense.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

Investor Relations Contact:

Bryan A. Hanley

Senior Vice President & Treasurer

Tel: (972) 233-1700

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KRONOS WORLDWIDE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share and metric ton data)

	Three months ended		Year ended
	December 31,		December 31,
	2024	2025	2024	2025

	(unaudited)
Net sales	$423.1	$418.3	$1,887.1	$1,859.4
Cost of sales	336.7	421.9	1,527.8	1,646.4

Gross margin	86.4	(3.6)	359.3	213.0

Selling, general and administrative expense	51.2	59.9	225.6	245.2
Other operating income (expense):
Currency transactions, net	(3.3)	2.2	1.6	5.4
Other income, net	.6	1.6	2.4	3.7
Corporate expense	(3.9)	(3.4)	(14.8)	(13.4)

Income (loss) from operations	28.6	(63.1)	122.9	(36.5)

Other income (expense):
Gain on remeasurement of investment in TiO2 manufacturing joint venture	-	-	64.5	-
Gain on remeasurement of earn-out liability	-	-	-	4.6
Trade interest income	.6	.3	3.3	.9
Other interest and dividend income	.4	-	2.2	.3
Marketable equity securities	(1.4)	(.5)	1.2	(1.6)
Other components of net periodic pension and OPEB cost	(.6)	(10.5)	(1.6)	(12.1)
Interest expense	(12.1)	(14.5)	(42.9)	(53.0)

Income (loss) before income taxes	15.5	(88.3)	149.6	(97.4)

Income tax expense (benefit)	28.7	(5.5)	63.4	13.5

Net income (loss)	$(13.2)	$(82.8)	$86.2	$(110.9)

Net income (loss) per basic and diluted share	$(.12)	$(.72)	$.75	$(.96)

Weighted average shares used in the calculation of net income (loss) per share	115.0	115.0	115.0	115.0

TiO2 data - metric tons in thousands:
Sales volumes	110	118	504	512
Production volumes	136	86	535	480

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KRONOS WORLDWIDE, INC.

RECONCILIATION OF INCOME FROM

OPERATIONS TO SEGMENT PROFIT (LOSS)

(In millions)

	Three months ended		Year ended
	December 31,		December 31,
	2024	2025	2024	2025

	(unaudited)
Income (loss) from operations	$28.6	$(63.1)	$122.9	$(36.5)

Adjustments:
Trade interest income	.6	.3	3.3	.9
Corporate expense	3.9	3.4	14.8	13.4

Segment profit (loss)	$33.1	$(59.4)	$141.0	$(22.2)

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA

(In millions)

	Three months ended		Year ended
	December 31,		December 31,
	2024	2025	2024	2025

	(unaudited)
Net income (loss)	$(13.2)	$(82.8)	$86.2	$(110.9)

Adjustments:
Depreciation expense	14.1	15.9	60.4	60.5
Interest expense	12.1	14.5	42.9	53.0
Income tax expense (benefit)	28.7	(5.5)	63.4	13.5

EBITDA	$41.7	$(57.9)	$252.9	$16.1

IMPACT OF PERCENTAGE CHANGE IN NET SALES

(unaudited)

	Three months ended	Year ended
	December 31,	December 31,
	2025 vs. 2024	2025 vs. 2024

Percentage change in net sales:
TiO2 sales volume	7%	2%
TiO2 product pricing	(8)	(4)
TiO2 product mix/other	(3)	-
Changes in currency exchange rates	3	1

Total	(1)%	(1)%

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